   EXHIBIT 99

FOR IMMEDIATE RELEASE              Contact:  Peter F. Loscocco
                       Director, Public Affairs
                       614-225-4127
                                   loscoccopf@bordenchem.com

Borden Chemical Achieves 11 Percent Growth In Sales & Operating Income For Second Quarter; Expects Sale Of Company To Apollo Management To Close In Third Quarter

COLUMBUS, Ohio – (July 23, 2004) – Borden Chemical today reported strong growth of
11 percent in both sales and operating income for its second quarter ended June 30, 2004. Total sales for the period were $413 million versus $371 million for the previous year period, with the increase resulting largely from higher sales volumes and selling prices. Sales volumes for the quarter increased 8 percent, reflecting continuing improvement in domestic and international wood and industrial markets.

Operating income for the quarter was $22.3 million versus $20 million for the previous year period, driven by strong growth in sales volumes across major business segments.

Earnings before interest, taxes, depreciation and amortization (Segment EBITDA), adjusted for business realignment, impairments, non-operating expense and certain other operating expense items was $41 million, a 20 percent improvement over the second quarter 2003. (Segment EBITDA, previously termed Adjusted EBITDA, is considered by management to be a key measure of operating performance. Additional detail regarding this metric and a reconciliation of Segment EBITDA to generally accepted accounting principles, or GAAP, is included as part of this press release.)

“Our second quarter operating results continue our positive performance this year, with excellent growth in sales volumes, operating income and earnings as measured by Segment EBITDA,” said Craig O. Morrison, president and chief executive officer. “Strong cash flow from operations of $21.5 million was 82 percent higher than during the same period last year, enabling us to pay down $8 million in debt and fund $12 million in capital expenditures.

“As we move into the third quarter, we are excited about the strong performance of our business and about our upcoming sale to Apollo Management, which is committed to continued growth for Borden Chemical.”

On July 5, Borden Chemical entered into a definitive agreement for sale of the company to Apollo Management, LP. The sale is anticipated to close in the third quarter. As a result of the agreement, a previously filed registration statement with the Securities and Exchange Commission for an initial public offering of the company’s common stock has been suspended.

On a net income basis, Borden Chemical incurred a loss for the second quarter period of $132 million, or 66 cents per share, compared with net income of $20.2 million, or 10 cents per share for the second quarter 2003. The second quarter loss includes the impact of charges related to the pending sale of the company to Apollo Management, LP, and the recently terminated initial public offering of common stock.

These charges include a non-cash charge of $137.1 million related to the company’s ability to utilize net deferred tax assets on a go-forward basis. The change in ownership will result in statutory and structural limitations on the company’s ability to use deferred tax assets, resulting in the charge. They also include one-time charges of $7.2 million related to the sale of the company and the previously planned stock offering.

Through the first six months of the year, Borden Chemical had sales of $798.4 million versus sales of $720 million for the same period in 2003. Operating income through six months was $43.1 million versus $27.2 million in 2003, while Segment EBITDA through six months was $75.9 million, versus $54.7 million for the same period in 2003. The company had a net loss of $127.1 million for the six-month period, including the second quarter tax charge, versus net income of $16.7 million for the same period last year.

BUSINESS SEGMENT RESULTS

North American Forest Products
North American Forest Products net sales increased $22.2 million, or 11 percent in the second quarter 2004 compared to the second quarter 2003, while Segment EBITDA increased $4.9 million, or 20 percent. The sales increase resulted from improved volumes reflecting strong demand for resins and continued strength in the board markets including housing, remodeling and furniture. The Segment EBITDA increase primarily reflects the sales volume improvement with purchasing productivity and foreign currency exchange also contributing to the increase.

North American Performance Resins
North American Performance Resins net sales increased $12.4 million, or 13 percent, in the first quarter of 2004 compared to 2003 due primarily to improved volumes and increased selling prices. Volume improvements in the foundry resins, electronics and industrial resin businesses were partially offset by volume declines in the laminate and melamine derivatives and oilfield products segments. Segment EBITDA decreased $255,000, or 2 percent, as the volume increases were more than offset by competitive pricing pressures, product mix and investments supporting geographic expansion and new product development.

International Operations
International net sales increased $7.7 million, or 10 percent, in the second quarter of 2004 compared to the same period in 2003. Improved volumes in Latin America and Europe were offset by adverse product mix in Europe, while the positive impact of foreign currency translation and the 2003 acquisition of Fentak Pty. Ltd. also were factors in the increase. Segment EBITDA increased $376,000, or 5 percent, reflecting improved volumes and benefits from a European restructuring that occurred last year.

Segment EBITDA to GAAP Reconciliation
In documents previously filed with the Securities and Exchange Commission, Adjusted EBITDA was the term used to describe our segment performance measure. On an ongoing basis, we will describe our segment performance measure as Segment EBITDA. Borden Chemical uses Segment EBITDA as the primary measure of its performance because management believes it provides a more complete understanding of the company’s financial condition and operating results. Management uses Segment EBITDA to calculate various financial ratios and to measure company performance, and believes some debt and equity investors also utilize this metric for similar purposes. Segment EBITDA is intended to show unleveraged, pre-tax operating results. This is the profitability measure the company uses to set management and executive compensation. Segment EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and Borden Chemical’s calculation and use of this measure may differ from other companies. This non-GAAP measure should not be used in isolation or as a substitute for a measure of performance or liquidity and should not be considered an alternative to net income under GAAP for purposes of evaluating our results of operations, prepared in accordance with GAAP.

Reconciliation of Segment EBITDA to Net Income (Loss), (in thousands)

	Three Months ended June 30,
	2004	2003

Segment EBITDA	$41,029	$34,340
Depreciation and amortization	(12,086)	(11,543)
Adjustments to EBITDA	(6,682)	(2,839)
Interest expense	(11,855)	(11,499)
Affiliated interest expense	(50)	(129)
Other non-operating expense	(510)	(535)
Income tax (expense) benefit	(141,860)	12,355

Net income (loss)	$(132,014)	$20,150

Reconciliation of Segment EBITDA to Net Income (Loss), (in thousands)

	Six Months ended June 30,
	2004	2003

Segment EBITDA	$75,876	$54,683
Depreciation and amortization	(24,029)	(22,906)
Adjustments to EBITDA	(8,784)	(4,614)
Interest expense	(23,696)	(22,839)
Affiliated interest expense	(99)	(323)
Other non-operating expense	(571)	(1,002)
Income tax (expense) benefit	(145,797)	13,746

Net income (loss)	$(127,100)	$16,745

About Borden Chemical
Based in Columbus, Ohio, Borden Chemical is a global source for industrial resins and adhesives, formaldehyde, UV-light curable coatings and adhesives, and other specialty products serving a broad range of markets including the forest products, construction, oilfield, composites, electronics, automotive and foundry industries. You can find Borden Chemical on the web at www.bordenchem.com.

Forward-Looking Statements
Statements contained in this press release may not be based on historical facts and are “forward-looking statements” under the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties that may affect the company’s operations, markets, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. There is no assurance that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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